LETTER AGREEMENT

Amended and Restated Distribution Agreement

July 1, 2019

AMG Distributors, Inc.

600 Steamboat Road, Suite 300

Greenwich, CT 06830

Attn: Keitha L. Kinne, Chief Operating Officer

Re:	Amended and Restated Distribution Agreement between AMG Distributors, Inc. and AMG Funds I, dated as of September 17, 2015, as amended from time to time (the “Distribution Agreement”)

Ladies and Gentlemen:

AMG Funds I (the “Trust”) hereby notifies you that it desires to amend and restate Appendix A and Schedule A to the Distribution Agreement. Attached as Exhibit A is an amended and restated Appendix A to the Distribution Agreement, and attached as Exhibit B is an amended and restated Schedule A to the Distribution Agreement.

Please acknowledge your agreement to amend and restate Appendix A and Schedule A to the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

AMG Funds I

By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer, Chief Financial Officer and Principal Financial Officer

ACKNOWLEDGED AND ACCEPTED

AMG Distributors, Inc.

By:	/s/ Keitha L. Kinne
Name: Keitha L. Kinne
Title: Chief Operating Officer
Date: July 1, 2019

Exhibit A

AMENDED AND RESTATED APPENDIX A

AMG FQ Global Risk-Balanced Fund

AMG FQ Long-Short Equity Fund

AMG FQ Tax-Managed U.S. Equity Fund

AMG Frontier Small Cap Growth Fund

AMG GW&K Core Bond ESG Fund

AMG Managers Brandywine Fund

AMG Managers Brandywine Blue Fund

AMG Managers Brandywine Advisors Mid Cap Growth Fund

AMG Managers CenterSquare Real Estate Fund

AMG Managers Emerging Opportunities Fund

Date: July 1, 2019

Exhibit B

AMENDED AND RESTATED SCHEDULE A

Class	Annual Rate of Average Daily Value of Net Assets
Class N (each Fund other than AMG Managers Brandywine Advisors Mid Cap Growth Fund)	0.25%*

Class N (AMG Managers Brandywine Advisors Mid Cap Growth Fund only)	0.25%*[1]

*	Subject to applicable limits imposed by FINRA Rule 2341 or any successor rule.

[1]

The Company shall make periodic payments to the Distributor: (i) to permit the Distributor to remit to and allocate among one or more other underwriters, distributors, dealers, brokers, banks, trust companies and other financial intermediaries, as compensation for, and/or as reimbursement for expenses incurred in the provision of, distribution, marketing or shareholder services, and (ii) to be retained by the Distributor as reimbursement for expenses incurred or reasonably expected to be incurred (and reimbursed to the Company if not incurred) in connection with the distribution or marketing of Class N shares of AMG Managers Brandywine Advisors Mid Cap Growth Fund and/or the servicing or maintenance of shareholder accounts as contemplated by the Fund’s 12b-1 Plan.

Date: July 1, 2019